Exhibit 99.1

PRESS RELEASE	March 28, 2019
News Media Contact: Joseph Barrios, (520) 884-3725, jbarrios@tep.com

TEP Accelerates its Expansion of Renewable Energy Resources with New Wind Farm

Tucson, Ariz. - Tucson Electric Power (TEP) is building a large wind farm that will help the company more than double its use of renewable energy by 2021.

The Oso Grande Wind Project in southeastern New Mexico will generate up to 247 megawatts (MW), enough to power nearly 100,000 homes. When combined with other existing and planned wind and solar projects, Oso Grande will give TEP enough clean energy to power more than two-thirds of Tucson homes.

“This cost-effective system will become TEP’s largest renewable energy resource, accelerating our progress toward our clean energy goals while allowing us to help customers achieve their own sustainability objectives,” said David G. Hutchens, TEP President and CEO.

When the project is complete, TEP’s renewable energy production is expected to exceed 28 percent of its retail sales. That level would more than double the state requirement for 2021 while approaching the 30 percent goal TEP has planned to achieve by 2030.

“This new wind farm will complement our many solar arrays, producing some of its strongest output during the morning and evening hours when we have little or no solar production,” said Erik Bakken, Vice President of System Operations and Environmental. “We’re building a balance of solar and wind resources that better matches our customers’ energy use patterns, helping us deliver more clean energy for less money.”

EDF Renewables North America will develop the system for TEP through a build and transfer agreement for a cost of approximately $370 million. The project was selected through a competitive bid process and will qualify for federal tax credits that are expected to recoup more than two thirds of its cost over its first 10 years of operation, savings that will be passed along to TEP’s customers.

“We’re capitalizing on a unique opportunity to develop this valuable resource at an attractive cost, helping us maintain affordable service for our customers,” Hutchens said.

The Oso Grande project will include 61 highly-efficient turbines installed on 24,000 acres southeast of Roswell, N.M. The system’s output will be delivered to Tucson through existing transmission lines that connect to TEP’s transmission system in eastern Arizona. Construction is expected to begin later this year, and the system should be online by the end of 2020.

Oso Grande will become TEP’s single largest dedicated renewable energy resource. Today, the company’s largest system is the 71-MW Red Horse wind and solar system near Willcox, Ariz.

TEP’s renewable energy portfolio currently includes 277 MW of community-scale solar resources and 80 MW of wind systems, complemented by 232 MW of rooftop solar arrays installed by customers. Those resources produced energy equivalent to about 13 percent of TEP’s retail sales in 2018 - enough to power more than 117,000 homes for a year.

Exhibit 99.1

Over the next two years, TEP’s clean energy resources will be boosted by the Oso Grande wind farm and two other large new projects expected to come online in 2020:

•	The 99-MW Borderlands Wind Project in western New Mexico. This project is being developed through a power purchase agreement with Borderlands Wind LLC, a subsidiary of NextEra Energy.

•	The Wilmot Energy Center in southeast Tucson, which will include a 100-MW solar array and a 30-MW battery storage system being developed through a PPA with NextEra Energy.

TEP provides safe, reliable electric service to approximately 425,000 customers in Southern Arizona. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc., which owns utilities that serve more than 3 million customers across Canada and in the United States and the Caribbean. For more information, visit fortisinc.com.